Exhibit 99.1

Hewlett Packard Enterprise
1701 E. Mossy Oaks Road
Spring, TX 77389

hpe.com

Press Release Hewlett Packard Enterprise announces CFO transition plan CFO Tarek Robbiati to step down later this month to assume external CEO role

HOUSTON – August 7, 2023 – Hewlett Packard Enterprise (NYSE: HPE) today announced that it has accepted the resignation of Tarek Robbiati, executive vice president and CFO, effective August 25, 2023. Robbiati is departing the company to accept the chief executive officer role at RingCentral, Inc. HPE has named Jeremy Cox, senior vice president, corporate controller and chief tax officer, as interim chief financial officer while the company and its Board of Directors conduct a search for a new CFO.

“Tarek joined HPE as CFO shortly after I became CEO, and he has been an incredible strategic partner as we have transformed HPE to be the edge-to-cloud company,” said Antonio Neri, president and CEO of Hewlett Packard Enterprise. “Together, we have shifted our portfolio toward higher-growth, higher-margin segments, and we are in a strong position to capitalize on significant market opportunities at the edge, in hybrid cloud and with A.I. We wish Tarek all the best as he takes the next step in his career as a CEO.”

“I reflect on my almost five-year tenure at HPE with great pride,” said Robbiati. “I had the opportunity to work with a talented team as we transformed an iconic company to a platform-based model, fueled by a software- and services-rich portfolio. We have strengthened our financial profile that has enabled HPE’s continued success in the market. And, I know the company is well positioned for future success.”

Robbiati joined HPE as CFO in September 2018. During his tenure, HPE has, among other things, increased its gross margins, operating profit margin, and free cash flow, and completed several strategic acquisitions. Prior to joining HPE, he was CFO at Sprint Corp.

Financial Outlook

HPE reaffirms financial guidance for revenue and non-GAAP diluted net earnings per share for the third quarter and for revenue growth rate on a constant currency basis, non-GAAP diluted net earnings per share, non-GAAP operating profit growth rate, and free cash flow for fiscal 2023. At this time, HPE is unable to update its estimates of GAAP diluted net earnings per share for the third quarter or GAAP diluted net earnings per share and GAAP operating profit growth rate for fiscal 2023. Due to the timing of quarter-end accounting processes and procedures, HPE has not completed calculations of applicable adjustments necessary for these GAAP metrics, including effective tax rate, and HPE cannot do so without unreasonable efforts.

HPE will announce its third quarter fiscal 2023 earnings on August 29, 2023. Details of the audio webcast of the conference call can be found on the HPE Newsroom.

About Hewlett Packard Enterprise
Hewlett Packard Enterprise (NYSE: HPE) is the global edge-to-cloud company that helps organizations accelerate outcomes by unlocking value from all of their data, everywhere. Built on decades of reimagining the future and innovating to advance the way people live and work, HPE delivers unique, open and intelligent technology solutions as a service. With offerings spanning Cloud Services, Compute, High Performance Computing & AI, Intelligent Edge, Software, and Storage, HPE provides a consistent experience across all clouds and edges, helping customers develop new business models, engage in new ways, and increase operational performance. For more information, visit: www.hpe.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties, and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries ("Hewlett Packard Enterprise") may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe,” “expect,” “anticipate,” “guidance,” “intend,” “will,” "may," and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of financial performance, plans, strategies and objectives of management for future operations or performance. Risks, uncertainties and assumptions include those that are described in HPE’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s Securities and Exchange Commission reports. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.

Non-GAAP Financial Measures
HPE believes that providing certain non-GAAP financial measures, including guidance on such non-GAAP financial measures, in addition to the related GAAP measures provides investors with greater transparency to the information used by HPE’s management in its financial and operational decision making and allows investors to see HPE’s results “through the eyes” of management. HPE further believes that providing this information provides HPE's investors with a supplemental view to understand HPE’s historical and prospective operating performance and to evaluate the efficacy of the methodology and information used by HPE’s management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates the comparisons of HPE’s operating performance with the performance of other companies in HPE’s industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner. Reconciliations of any non-GAAP financial measures to the most directly comparable GAAP measures can be found in HPE’s earnings press releases.

Media Contact:

Laura Keller
Laura.Keller@hpe.com

Investor Contact:
Jeff Kvaal
investor.relations@hpe.com